Exhibit 99.1

Anne Spitza	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 622-5852	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor to Acquire CPU Voltage and PC Thermal

Monitoring Business from Analog Devices, Inc.

PHOENIX, Ariz. – Nov. 8, 2007 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that it has signed a definitive agreement to acquire voltage regulation and thermal monitoring products for computing applications from Analog Devices, Inc. (NYSE: ADI). Pursuant to the agreement, ON Semiconductor will acquire certain assets and intellectual property related to the product line and will enter into a one-year manufacturing supply arrangement for a total consideration value of approximately $185 million in cash. This amount also includes consideration for the one-year manufacturing supply arrangement. These products represented approximately $80 million in revenue for ADI through the twelve months ended Nov. 3, 2007.

“The technical expertise of the staff is a critical aspect of this transaction,” said Keith Jackson, ON Semiconductor president and CEO. “This additional talent will help ON Semiconductor expand its overall computing power management business and accelerates our notebook power management revenue growth. Along with the products and technology, this team complements ON Semiconductor’s existing Computing Products Group and will provide increased value-add and scale to our customers.”

Pursuant to the agreement, ON Semiconductor will also acquire several ADI issued patents and patent applications related exclusively to the business and receive appropriate intellectual property licenses from ADI in order to continue to conduct and grow the business.

The acquisition is expected to close in December upon the satisfaction of regulatory requirements and other customary closing conditions. Upon closing, ON Semiconductor may record a one-time charge for purchased in-process research and development expenses and other deal related costs. The amount of that charge, if any, has not yet been determined.

This acquisition is expected to enhance revenue and run at a gross margin superior to ON Semiconductor’s existing product gross margin. We currently anticipate providing updated guidance related to this transaction at closing. After paying cash for this transaction, we currently expect that our cash and cash equivalents balance will exceed $200 million exiting this year.

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ON Semiconductor to Acquire CPU Voltage and PC Thermal Monitoring Business From Analog Devices, Inc.

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“Based on our third quarter 2007 results, our Computing Products Group is running at an annualized revenue run rate of approximately $375 million,” said Jackson. “The customers and products associated with this end-market are a critical component to our ongoing success and strategy. Once completed, the purchase of the voltage regulation and thermal monitoring business from ADI is expected to accelerate our technology, resources and development capabilities in the computing and related end-markets and will enable ON Semiconductor to develop a larger mix of high-performance analog and power products for our customers. While the manufacturing supply arrangement will help enable the smooth transition of the product portfolio into ON Semiconductor, we believe that over time, the business will benefit greatly from the capabilities of our Gresham wafer fabrication facility.”

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (NASDAQ: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the power supply, computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the potential acquisition of the Voltage and PC Thermal Monitoring Business from ADI and related matters (e.g. related timing of the same). All forward-looking statements in this news release are based on management’s current expectations and estimates, and involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are revenues and operating performance, changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions (including risks associated with the purchase of the Voltage and PC Thermal Monitoring Business and its intellectual property, our ability to retain highly-skilled personnel currently employed at the business, risks associated with the foundry services agreement and difficulties in integrating the business into our business in a cost-effective manner), risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in “Item 1A Risk Factors” of our Form 10-K for the year ended December 31, 2006 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.